EXHIBIT 8(f)

                                LETTER AGREEMENT


                                        September 10, 1996


Mr. Donald DeMarco, Vice President
State Street Bank and Trust Company
One Heritage Drive
Mutual Fund Services P2 North
North Quincy, MA  02171

Dear Mr. DeMarco:

     In connection with our recent discussions, Janus Aspen Series (the "Fund") proposes that the first paragraph of Section 1 of the Custodian Contract between the Fund and State Street Bank and Trust Company ("State Street") dated September 13, 1993, is hereby amended to read as follows:

     The Fund hereby employs the Custodian as the Custodian of its assets, including securities it desires to be held in places within the United States ("domestic securities") and securities it desires to be held outside the United States ("foreign securities") and all cash or cash equivalents incidental thereto, pursuant to the provisions of the Declaration of Trust. The Fund agrees to deliver to the Custodian all foreign and domestic securities and cash owned by it from time to time, all payments of income, payments of principal or capital distributions received by it with respect to all foreign and domestic securities owned by the Fund from time to time, and the cash consideration received by the Fund for such new or treasury shares of capital stock as it may issue or sell from time to time. The Custodian shall not be responsible for any property of the Fund held or received by the Fund and not delivered to the Custodian.

     In addition,  to reflect  changes in applicable law, the Fund proposes that
Section 14 of the Custodian Contract be amended to read as follows:

     Effective Period, Termination and Amendment. This Contract shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage pre-paid, to the other party, such termination to take effect not sooner than thirty
     (30) days after the date of such delivery or mailing; provided, however, that the Custodian shall not with respect to a Portfolio act under Section
     2.10 hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Trustees of the Fund has approved the initial use of a particular Securities System by such Portfolio, as required by Rule 17f-4 under the Investment Company Act of 1940, as amended, and that the Custodian shall not with respect to a Portfolio act under Section 2.11 hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Trustees has approved the initial use of the Direct Paper System by such Portfolio; provided further, however, that the

Mr. Donald DeMarco, Vice President
State Street Bank and Trust Company
September 10, 1996
Page 2


     Fund shall not amend or terminate this Contract in contravention of any applicable federal or state regulations, or any provision of the Declaration of Trust, and further provided, that the Fund on behalf of one or more of the Portfolios may at any time by action of its Board of Trustees (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Contract in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Upon termination of the Contract, the Fund on behalf of each applicable Portfolio shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements.

     Except as otherwise expressly amended and modified herein, the provisions of the Custodian Contract shall remain in full force and effect. Please acknowledge State Street's agreement to the foregoing by returning to me a copy of this letter executed by the appropriate person in the space provided below.

                                        JANUS ASPEN SERIES


                                        By:  /s/ Kelley Abbott Howes
                                             Kelley Abbott Howes, Secretary



Acknowledged and agreed to this 19th day of September, 1996

STATE STREET BANK AND TRUST COMPANY


By:      /s/ Donald DeMarco
Name:    Donald DeMarco
Title:   Vice President


CC:      Steve Goodbarn
         Glenn O'Flaherty
         Stephen Stieneker
         David Tucker
         Sue Vreeland